Exhibit 10(a)
Amendment to Directors Stock Compensation and Deferral Plan
Effective February 24, 2009, Article III of the Wells Fargo & Company Directors Stock Compensation and Deferral Plan (the “Plan”) is amended to insert the following new proviso (ii) and renumber the subsequent proviso as (iii):
“(ii) effective February 24, 2009, an additional 100,000 shares of Common Stock shall be available for, but limited to, deferrals of Cash Compensation and dividend credits to Deferred Stock Accounts;”